As filed with the Securities and Exchange Commission on January 24, 2023

Registration No. 333-269238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXTRACKER INC.

(Exact name of registrant as specified in its charter)

Delaware	3990	00-0000000
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6200 Paseo Padre Parkway

Fremont, California 94555

(510) 270-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Léah Schlesinger, Esq.

General Counsel

Nextracker Inc.

6200 Paseo Padre Parkway

Fremont, California 94555

(510) 270-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Heather Childress, Esq. Senior Vice President, Deputy General Counsel Flex Ltd. 2 Changi South Lane Singapore 486123 (65) 6876 9899	Sharon R. Flanagan, Esq. Samir A. Gandhi, Esq. Lindsey A. Smith, Esq. Helen Theung, Esq. Sidley Austin LLP 1001 Page Mill Road, Building 1 Palo Alto, California 94304 (650) 565-7000	Robert G. Day, Esq. Melissa S. Rick, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

This amendment is being filed solely to file certain exhibits to the Registration Statement as indicated in Item 16 of Part II. No changes are being made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement and the preliminary prospectus has therefore not been included herein.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be paid
SEC registration fee		$11,020.00
FINRA filing fee		14,850.00
Exchange listing fee			*
Printing			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous expenses			*

Total:	$		*

*	To be filed by amendment

Item 14. Indemnification of directors and officers.

As permitted by Section 102 of the Delaware General Corporation Law upon the completion of this offering, our certificate of incorporation will include provisions that eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon the completion of this offering, our certificate of incorporation will provide that we will indemnify each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

We plan to enter into indemnification agreements with each of our executive officers and directors. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement we will enter into in connection with the offering of Class A common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent sales of unregistered securities.

On December 19, 2022, we issued 100 shares of common stock, par value $0.001 per share, to Yuma, Inc. in exchange for $0.10, which shares will be repurchased from Yuma, Inc. and cancelled upon the filing of our amended and restated certificate of incorporation and the consummation of the Transactions. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and financial statement schedules.

(A)	Financial Statements. See Index to Financial Statements.

(B)	Exhibits.

Exhibit Number	Document

1.1*	Form of Underwriting Agreement

3.1#	Form of Amended and Restated Certificate of Incorporation, to be effective upon completion of this offering

3.2#	Form of Amended and Restated Bylaws, to be effective upon completion of this offering

4.1#	Specimen Class A Common Stock Certificate

5.1*	Opinion of Sidley Austin LLP regarding the validity of the shares of Class A common stock

10.1	Form of Third Amended and Restated Limited Liability Company Agreement of Nextracker LLC to be effective upon this offering

10.2#	Form of Exchange Agreement

10.3	Form of Tax Receivable Agreement

10.4	Form of Letter Agreement

10.5*	Separation Agreement by and among Flex Ltd., Nextracker LLC and Flextronics International USA, Inc. dated as of February 1, 2022

10.6#	Transition Services Agreement among Flextronics International USA, Inc. and Nextracker LLC dated as of February 1, 2022 (“Transition Services Agreement”)

10.7#	Form of Amendment to the Transition Services Agreement

10.8#	Form of Second Amended and Restated Employee Matters Agreement by and among Flex Ltd., Nextracker LLC and Flextronics International USA, Inc.

10.9#	Form of Registration Rights Agreement

10.10#†	Form of Second Amended and Restated 2022 Nextracker Inc. Equity Incentive Plan (“2022 Equity Incentive Plan”)

10.11#†	Form of Restricted Incentive Unit Award Agreement under the 2022 Equity Incentive Plan for time-based vesting awards (Executive)

10.12#†	Form of Restricted Incentive Unit Award Agreement under the 2022 Equity Incentive Plan for performance-based vesting awards (Executive)

10.13#†	Form of Unit Option Award Agreement under the 2022 Equity Incentive Plan for time-based vesting awards (Executive)

10.14+	Form of General Business Agreement, by and among Nextracker LLC and Flextronics Industrial Ltd.

Exhibit Number	Document

10.15#†	Form of Indemnification Agreement

10.16	Form of Agreement and Plan of Merger, by and among Flex Ltd., Yuma, Inc., Nextracker Inc., and Yuma Acquisition Corp.

10.17#†

Flex Ltd. Amended and Restated 2017 Equity Incentive Plan is incorporated by reference to Annex A to Flex’s proxy statement on Schedule 14A filed on June 26, 2020 (SEC File No. 000-23354, Film No. 20994366)

10.18#†

Form of Restricted Share Unit Award Agreement under the 2017 Equity Incentive Plan for time-based vesting awards is incorporated by reference to Exhibit 10.05 to Flex’s Report on Form 10-Q for the quarter ended September 29, 2017 filed on October 30, 2017 (SEC File No. 000-23354, Film No. 171163212)

10.19#†

Form of Restricted Share Unit Award Agreement under the Amended and Restated 2017 Equity Incentive Plan for performance-based vesting awards is incorporated by reference to Exhibit 10.02 to Flex’s Report on Form 10-Q for the quarter ended July 2, 2021 filed on July 30, 2021 (SEC File No. 000-23354, Film No. 211132632)

10.20#†

2010 Flextronics International USA, Inc. Deferred Compensation Plan is incorporated by reference to Exhibit 10.04 to Flex’s Report on Form 10-Q for the quarter ended October 1, 2010 filed on November 3, 2010 (SEC File No. 000-23354, Film No. 101162302)

10.21#†

Award Agreement under the 2010 Deferred Compensation Plan is incorporated by reference to Exhibit 10.01 to Flex’s Report on Form 10-Q for the quarter ended June 27, 2014 filed on July 28, 2014 (SEC File No. 000-23354, Film No. 14997137)

10.22#	Senior Secured Credit Facilities Commitment Letter, dated January 13, 2023

22.1#	Subsidiaries of the registrant

23.1#	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2#	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.3*	Consent of Sidley Austin LLP (included in Exhibit 5.1)

23.4*	Consent to be named as a director nominee ( )

24.1#	Power of Attorney (included in signature page)

107#	Filing Fee Table

#	Previously filed.

*	To be filed by amendment.

†	Indicates a management contract or compensatory plan.

+	Portions of this exhibit have been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended Nextracker Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California on January 24, 2023.

Nextracker Inc.

By:	/s/ Daniel Shugar
Name: Daniel Shugar
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Daniel Shugar Daniel Shugar	Chief Executive Officer and Director (principal executive officer)	January 24, 2023

/s/ David Bennett David Bennett	Chief Financial Officer (principal financial officer and principal accounting officer)	January 24, 2023

* Jason Spicer	Director	January 24, 2023

* Daniel Wendler	Director	January 24, 2023

*By:	/s/ Daniel Shugar
Daniel Shugar
Attorney-in-Fact